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                                                                    Exhibit 23.1


                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the
Registration Statement on Form S-4 (No. 333-     ) and the related Proxy
Statement and Prospectus of Public Storage Properties XI, Inc. and to the use of our report dated February 18, 1997 with respect to the financial statements and schedules of Public Storage Properties XI, Inc., to the use of our report dated December 19, 1997 with respect to the consolidated financial statements of American Office Park Properties, Inc., to the use of our report dated August 19, 1997 on the combined statements of revenues and certain operating expenses of the Acquired Properties, to the use of our report dated August 19, 1997 on the combined statements of revenues and certain operating expenses of the PSI Exchange Properties, to the use of our report dated October 9, 1997 on the statement of revenues and certain operating expenses of the Largo Property, to the use of our report dated November 10, 1997 on the statement of revenues and certain operating expenses of the Gunston Property, to the use of our report dated December 19, 1997 on the combined statement of revenues and certain operating expenses of the Proposed Acquisition Properties, to the use of our report dated January 28, 1998 on the statement of revenues and certain operating expenses of the Northpointe Property, and to the use of our report dated January 28, 1998 on the statement of revenues and certain operating expenses of the Ammendale Property, all included in the Registration Statement and related Proxy Statement and Prospectus.



                                  /s/ ERNST & YOUNG LLP


Los Angeles, California
February 2, 1998